Exhibit 99.1

Amicus Therapeutics Completes Acquisition of Scioderm, Inc.

Advances Amicus Vision to Create One of the

World’s Leading Rare Disease Biotechnology Companies

CRANBURY, NJ, September 30, 2015 — Amicus Therapeutics, Inc. (Nasdaq: FOLD), a biotechnology company at the forefront of therapies for rare and orphan diseases, has successfully completed its previously announced acquisition of 100% of the capital stock of Scioderm, Inc. a privately-held biopharmaceutical company focused on developing innovative therapies for treating diseases with high unmet need.

“The successful closing of the Scioderm acquisition is another important step forward toward fulfilling our patient-centric vision to build one of the world’s leading rare disease biotechnology companies,” said John F. Crowley, Chairman and Chief Executive Officer of Amicus. “We now have one of the industry’s leading pipelines of advanced therapies for devastating rare and orphan diseases. Within the next 12 months, we have the potential to have a marketed product for Fabry disease in the EU, marketing applications ready to submit for our investigational product for Epidermolysis Bullosa (EB) in the US and EU, and a Pompe program entering Phase 3 development. Today we believe that Amicus is stronger than ever and has the potential to create significant near- and long-term value for patients as well as our shareholders.”

The acquisition of Scioderm strengthens Amicus’ pipeline significantly with the addition of a novel, late-stage, proprietary topical cream and potential first-to-market therapy for EB (SD-101). This investigational product was granted FDA breakthrough therapy designation in 2013 based on results from Phase 2 studies for the treatment of lesions in patients suffering with EB.  SD-101 is currently being investigated in a Phase 3 study to support global regulatory submissions and was the first-ever treatment in EB clinical studies to show improvements in wound closure across all major EB subtypes.

Amicus estimates that EB represents a potential $1 billion+ global market opportunity, based on third party market research. The current standard of care is palliative treatments, which mainly consist of bandaging, treating the open wounds to prevent infection and trying to manage patients’ pain. An estimated 30,000 to 40,000+ people are currently diagnosed with EB in major markets.

Transaction Highlights

•                  Excellent strategic fit with Amicus’ patient-centric vision to develop and commercialize advanced therapies for devastating rare and orphan diseases

•                  Leverages Scioderm development team’s EB expertise with Amicus’ global clinical infrastructure to advance SD-101 toward regulatory approvals and Amicus’ commercial, patient advocacy and medical affairs infrastructure to support a successful global launch

•                  Potential first-to-market therapy to address estimated $1 billion+ global commercial opportunity

•                  FDA breakthrough therapy designation based on positive Phase 2 proof-of-concept data

•                  Phase 3 pivotal study (SD-005) is currently enrolling pediatric and adult EB patients across all major subtypes to support global regulatory approvals — data anticipated in 1H16

•                  Well-defined global regulatory pathway — agreement on rolling NDA in U.S. and pediatric investigation plan (PIP) in Europe

•                  Creates a leading rare disease portfolio that is well-positioned to bring substantial value to patients and shareholders - potential for Fabry commercial product launch, EB marketing submissions, and Pompe Phase 3 study in 2016

Transaction Terms

Amicus acquired Scioderm in a cash and stock transaction. At closing, Amicus paid Scioderm shareholders, option holders and warrant holders approximately $229 million, of which approximately $141 million was paid in cash and approximately $88 million was paid through the issuance of about 6 million newly issued Amicus shares. Amicus has agreed to pay up to an additional $361 million to Scioderm shareholders, option holders and warrant holders upon achievement of certain clinical and regulatory milestones and $257 million to Scioderm shareholders, option holders and warrant holders upon achievement of certain sales milestones. If SD-101 is approved, EB qualifies as a rare pediatric disease and Amicus will request a Priority Review Voucher. If the Priority Review voucher is obtained and subsequently sold, Amicus will pay Scioderm shareholders, option holders and warrant holders the lesser of $100 million in the aggregate or 50% of the proceeds of such sale.

Leerink Partners LLC acted as financial advisor to Amicus. Skadden, Arps, Slate, Meagher & Flom LLP acted as legal counsel to Amicus. J.P. Morgan acted as financial advisor to Scioderm. Cooley LLP acted as legal advisor to Scioderm.

With the closing of the Scioderm acquisition and the forecasted spending on SD-101 development, Amicus expects to end 2015 with between $200 million and $225 million of cash on hand. Pro-forma cash post-closing is expected to fund the current operating plan (including SD-101) into 2017.

About Epidermolysis Bullosa (EB)

Epidermolysis Bullosa (EB) is a chronic, rare genetic connective tissue disorder with no approved treatment options. EB is debilitating, disfiguring, and potentially fatal. There are many genetic and symptomatic variations of EB that all share the prevalent manifestation of fragile skin that blisters and tears from minor friction or trauma. Patients with the more severe forms of EB have generalized blistering and lesions affecting a substantial percentage of their bodies that can lead to infection and scarring, and, in severe cases, death. Internal organs and bodily systems can also be severely affected by the secondary complications and illnesses. There is currently no FDA approved treatment for EB. Current standard of care consists of bandaging and bathing the open wounds to prevent infection and trying to manage patients’ pain. EB affects all races, ethnicities and genders equally.

About SD-101 Phase 3 Clinical Trial (SD-005)

A Phase 3 multi-center, randomized, double-blind, placebo-controlled study (SD-005) in the U.S. and Europe is currently underway and expected to support registration globally. The study is currently enrolling individuals who are 1 month and older with a diagnosis of Simplex, Recessive Dystrophic, or Junctional non-Herlitz EB who have at least 1 target wound present for 21 days or more. Half the patients receive SD-101 cream (also known as SD-101) and the other half receive placebo cream, applied topically once daily to the entire body for 90 days. The primary outcome measure is complete target wound closure within 2 months. Secondary outcome measures include 1) median time to complete target wound closure; 2) change in lesional skin at Month 2; 3) change in itching at Day 7; and 4) change in pain at Day 7. Patients who complete the 90-day primary treatment period will be eligible to receive SD-101 in an open-label extension study (SD-006). For more information please visit Scioderm’s website at www.sderm.com.

About Amicus Therapeutics

Amicus Therapeutics, Inc. (Nasdaq: FOLD) is a biotechnology company at the forefront of therapies for rare and orphan diseases. The Company has a robust pipeline of advanced therapies for a broad range of human genetic diseases. Amicus’ lead programs in development include the small molecule pharmacological chaperone migalastat as a monotherapy for Fabry disease, SD-101 for Epidermolysis Bullosa (EB), as well as next-generation enzyme replacement therapy (ERT) products for Fabry disease, Pompe disease, and MPS I.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 relating to preclinical and clinical development of Amicus’ candidate drug products, the timing and reporting of results from preclinical studies and clinical trials evaluating Amicus’ candidate drug products, financing plans, and the projected cash position for the Company. Words such as, but not limited to, “look forward to,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “potential,” “plan,” “targets,” “likely,” “may,” “will,” “would,” “should” and “could,” and similar expressions or words identify forward-looking statements. Such forward-looking statements are based upon current expectations that involve risks, changes in circumstances, assumptions and uncertainties. The inclusion of forward-looking statements should not be regarded as a representation by Amicus that any of its plans will be achieved. Any or all of the forward-looking statements in this press release may turn out to be wrong. They can be affected by inaccurate assumptions Amicus might make or by known or unknown risks and uncertainties. Important factors that could cause or contribute to such differences include risks relating to: the possibility that the expected benefits of the transaction will not be fully realized by us or may take longer to realize than expected; future results of on-going or later clinical trials for SD-101; our ability to obtain regulatory approvals and commercialize SD-101 following the closing; and market acceptance of SD-101. Also, with respect to statements regarding the goals, progress, timing and outcomes of discussions with regulatory authorities and the potential goals, progress, timing and results of preclinical studies and clinical trials, actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in the business of Amicus, including, without limitation: the potential that results of clinical or pre-clinical studies indicate that the product candidates are unsafe or ineffective; the potential that it may be difficult to enroll patients in our clinical trials; the potential that regulatory authorities may not grant or may delay approval for our product candidates; the potential that preclinical and clinical studies could be delayed because we identify serious side effects or other safety issues; the potential that we will need additional funding to complete all of our studies and, our dependence on third parties in the conduct of our clinical studies. Further, the results of earlier preclinical studies and/or clinical trials may not be predictive of future results. With respect to statements regarding projections of the Company’s cash position, actual results may differ based on market factors and the Company’s ability to execute its operational and budget plans. In addition, all forward looking statements are subject to other risks detailed in our Annual Report on Form 10-K for the year ended December 31, 2014 2014 and our Form 10-Q for the quarter ended June 30, 2015. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, and Amicus undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

CONTACTS:

Investors/Media:

Amicus Therapeutics

Chip Baird

Chief Financial Officer

cbaird@amicusrx.com

(609) 662-5022

Media:

Pure Communications

Dan Budwick

dan@purecommunicationsinc.com

(973) 271-6085

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